As of April 30, 2010, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD-INVESTOR           56.42%




As of April 30, 2010, the following
persons or entities no longer own
more than 25% of a funds voting security.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD-INVESTOR            3.71%

GENWORTH FINANCIAL TRUST COMPANY
ACCESS FLEX BEAR HIGH YIELD-INVESTOR       0.00%